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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 26, 1999





                       ANSWERTHINK CONSULTING GROUP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     Florida                      0-24343                     65-0750100
 ---------------         ------------------------            -------------
 (State or other         (Commission File Number)            (IRS Employer
 jurisdiction of                                          Identification No.)
 incorporation)


1001 Brickell Bay Drive, Suite 3000, Miami, Florida                   33131
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(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code:  (305) 375-8005
                                                     --------------

                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)






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


ITEM 5.  OTHER EVENTS

         This current report on Form 8-K provides supplemental financial information pertaining to the retroactive effect of the February 26, 1999 business combination of AnswerThink Consulting Group, Inc. ("AnswerThink" or the "Company") and triSpan, Inc. ("triSpan"), which was accounted for under the pooling-of-interests method of accounting.

                ANSWERTHINK SELECTED CONSOLIDATED FINANCIAL DATA

         The tables below contain selected historical financial data for AnswerThink. In February 1999, AnswerThink merged with triSpan in a transaction accounted for as a pooling of interests. All financial data presented in the tables below has been restated to include the operating results and financial position of triSpan. The information as of and for the quarters ended April 2, 1999 and April 3, 1998 and for the years ended January 1, 1999, January 2, 1998 and December 31, 1996 has been derived from AnswerThink's consolidated financial statements. The information as of and for the years ended December 31, 1995 and 1994 has been derived from the historical information of triSpan.

                                               Quarter Ended                                  Year Ended
                                            --------------------  ------------------------------------------------------------------
                                            April 2,    April 3,   January 1,   January 2,  December 31,  December 31,  December 31,
                                             1999        1998       1999(1)      1998(1)       1996          1995          1994
                                             ----        ----       -------      -------       ----          ----          ----
                                                              (in thousands, except share and per share data)
Consolidated Statement of
 Operations Data
Net revenues............................     $44,805     $ 22,836     $118,156    $ 34,500    $11,493       $8,221        $5,206
Costs and expenses:
  Project personnel and expenses........      26,809       14,102       71,890      24,627      6,560        4,904         2,868
  Selling, general and administrative...      12,787        7,508       38,517      16,682      4,909        2,672         2,259
  Compensation related to vesting of
     common shares(2)...................          --       40,843       40,843          --         --           --            --
  Settlement costs......................          --           --           --       1,903         --           --            --
  In-process research and development
     technology.........................          --           --           --       4,000         --           --            --
  Merger related expenses...............       2,500           --           --          --         --           --            --
                                             -------     --------     --------    --------    -------       ------        ------
     Total costs and operating expenses.      42,096       62,453      151,250      47,212     11,469        7,576         5,127
                                             -------     --------     --------    --------    -------       ------        ------
Income (loss) from operations...........       2,709      (39,617)     (33,094)    (12,712)        24          645            79
Other income (expense):
Litigation settlement...................          --           --        2,500          --         --           --            --
Interest income.........................         198           30          680         509         20           15            14
Interest expense........................        (290)        (354)      (1,418)       (152)        (5)         (15)           --
                                             -------     --------     --------    --------    -------       ------        ------
Income (loss) before income taxes and
  extraordinary loss....................       2,617      (39,941)     (31,332)    (12,355)        39          645            93
Income taxes............................       2,111           --          325          --         --           --            --
                                             -------     --------     --------    --------    -------       ------        ------
Income (loss) before extraordinary loss.         506      (39,941)     (31,657)    (12,355)        39          645            93
Extraordinary loss on early
  extinguishment of debt................       2,113           --           --          --         --           --            --
                                             -------     --------     --------    --------    -------       ------        ------
Net income (loss).......................     $(1,607)    $(39,941)    $(31,657)   $(12,355)   $    39       $  645        $   93
                                             =======     ========     ========    ========    =======       ======        ======
Net income (loss) per common share:
  basic.................................     $ (0.06)    $  (3.64)    $  (1.62)   $  (1.74)   $  0.05       $ 0.85        $ 0.12
                                             =======     ========     ========    ========    =======       ======        ======
Weighted average common shares
  outstanding...........................  25,193,425   10,984,103   19,602,520   7,100,092    757,773      757,773       757,773
                                          ==========   ==========   ==========   =========    =======      =======       =======
Net income (loss) per common share:
  diluted...............................     $ (0.04)    $  (3.64)    $  (1.62)   $  (1.74)   $  0.05       $ 0.85        $ 0.12
                                             =======     ========     ========    ========    =======       ======        ======
Weighted average common and common
  equivalent shares outstanding.........  35,711,862   10,984,103   19,602,520   7,100,092    757,773      757,773       757,773
                                          ==========   ==========   ==========   =========    =======      =======       =======


                                                        April 2,  January 1,  January 2,   December 31,  December 31,  December 31,
                                                         1999       1999        1998           1996          1995          1994
                                                         ----       ----        ----           ----          ----          ----
                                                                                  (in thousands)
Consolidated Balance Sheets Data:
Working capital....................................     $36,138    $45,107     $ 8,843        $  340         $  937       $  394
Total assets.......................................      92,998     96,010      34,433         3,599          3,146        1,507
Total long-term liabilities........................          --      6,833      12,215            12             --           --
Convertible preferred stock........................          --         --      10,040            --             --           --
Total shareholders' equity.........................      71,626     68,959       2,848           996          1,302          656



(1) AnswerThink completed three purchase acquisitions during 1997 and two during 1998. The results of operations of the acquired companies are included in AnswerThink's consolidated results of operations from the respective dates of acquisitions.

(2) Represents charges in connection with accelerated vesting of common stock upon attainment of certain performance criteria.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Forward Looking Information

       Certain statements in this Form 8-K are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward looking statements include, among others, the ability of the Company to attract additional business, changes in expectations regarding the information technology industry, the ability of the Company to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in general economic conditions and interest rates and the Year 2000 issue. A discussion of the Company's risk factors is set forth in the Company's Registration Statement on Form S-1 (Registration Form 333-48123).

OVERVIEW

       The Company provides integrated consulting and technology-enabled solutions focused on the emerging Internet-driven electronic commerce marketplace. The Company offers a wide range of integrated solutions, including benchmarking, business process transformation, software package implementation, Internet commerce, decision support technology and Year 2000 solutions. These solutions span across multi-entity functional areas and include supply chain, sales and marketing, customer support, finance, human resources and information technology. The Company markets its services to senior executives in organizations where business transformation and technology-enabled change can have a significant competitive impact.

       AnswerThink began operations on April 23, 1997. AnswerThink's primary activities during its initial stages of operations consisted of recruiting consultants and developing and building a service delivery model and the underlying information systems to support the future growth of the business. Concurrent with this effort, AnswerThink embarked on an aggressive acquisition strategy that resulted in three acquisitions during 1997 and two acquisitions during 1998. The Company expects to continue its acquisition strategy. In February 1999, AnswerThink merged with triSpan, Inc. ("triSpan"). triSpan is an Internet commerce consulting firm that provides Internet consulting, web application development and integration services. The merger with triSpan was accounted for using the pooling-of-interests method of accounting. All historical consolidated financial statements presented herein have been restated to include the financial position, results of operations, and cash flows of triSpan. Accordingly, financial information presented herein prior to AnswerThink's date of incorporation of April 23, 1997 is solely that of triSpan.

       The Company recognizes revenues on contracts as work is performed, principally on a time and materials basis. For projects billed on a time and materials basis, the Company recognizes revenue based on the number of hours worked by consultants at an agreed-upon rate per hour. The Company believes the financial risk under these types of arrangements is mitigated by the fact that clients retain the financial risk associated with implementing projects. The Company also undertakes certain projects, usually short-term, on a fixed-fee or capped-fee basis for which revenues are recognized on a percentage of completion method based on project hours worked.

       The Company's revenue growth is directly tied to its ability to attract and retain new consultants to service its increasing client base. The most significant expense for the Company is the project personnel and related costs associated with its consultants. The market for skilled consultants is highly competitive and is characterized by very high demand with a relatively small pool of qualified personnel. The ability of the Company to manage consultant utilization, contain payroll costs and control employee turnover costs in light of these market forces will have a significant impact on its profitability. To help address these concerns, the Company grants shares of common stock or stock options to all employees, including those of acquired companies, which generally vest over four to six years.

ACQUISITIONS

       Since its inception, AnswerThink has expanded through acquisitions. In the future, a key element of the Company's growth strategy will be to pursue additional acquisitions in order to obtain well-trained, high quality professionals, new service offerings, additional industry experience, a broader client base or an expanded geographic presence. All acquisitions completed by the Company during 1997 and 1998 were accounted for under the purchase method of accounting. Accordingly, the historical Consolidated Financial Statements of the Company include the operating results of the acquired businesses from the date of each respective acquisition.

       1997 ACQUISITIONS

       On August 1, 1997, the Company acquired Relational Technologies, Inc. ("RTI"), a Georgia-based information technology consulting and Oracle software implementation company. RTI focuses on the implementation of Oracle manufacturing, financial and human resources applications. Through the acquisition of RTI, the Company became an Oracle Business Alliance Member, which enables the Company to market Oracle applications products to its customers. RTI was acquired for 1,220,700 shares of common stock issued to RTI's shareholders.

       On October 13, 1997, the Company completed its acquisition of The Hackett Group, an Ohio-based consulting firm specializing in benchmarking and process transformation. The Hackett Group, through its proprietary "best-practice" database focuses on the efficiency of such organizational functions as finance, human resources, IT services and supply chain management. The Company acquired all of The Hackett Group's outstanding shares from its sole stockholder, Gregory
P. Hackett. The original purchase price was paid in the form of $6.5 million in cash, a $5.1 million promissory note, and 444,000 shares of common stock. The note and the shares were subject to certain earn-out provisions. On March 12, 1998, Mr. Hackett and the Company amended the terms of the acquisition to waive the earn-out provisions.

       On November 12, 1997, the Company acquired all the outstanding shares of Delphi Partners, Inc., ("Delphi"), a New Jersey-based PeopleSoft application solutions and information technology consulting company. Delphi focuses on the implementation of PeopleSoft financial, human resources and manufacturing applications. Through the acquisition of Delphi, the Company became a PeopleSoft Implementation Partner. The total acquisition consideration paid consisted of $7.4 million in cash and 560,000 shares of common stock issued to Delphi shareholders. The sellers of Delphi will also receive up to $2.5 million to be paid by April 30, 1999 upon the achievement of certain pre-tax profit targets related to the performance of Delphi during 1998.

       1998 ACQUISITIONS

       On May 20, 1998, the Company acquired all of the outstanding shares of Legacy Technology, Inc. ("Legacy"), a Massachusetts-based provider of decision support and data warehouse solutions to Fortune 1000 companies. The total consideration consisted of $2.6 million in promissory notes and 248,461 shares of common stock. The stockholders of Legacy will also receive up to $1.3 million in additional consideration, half of which will be in the form of cash and half of which will be in shares of common stock, upon the achievement of certain revenue and pre-tax profit targets related to the performance of Legacy during the 12-month period ending April 30, 1999.

       On September 30, 1998, the Company acquired all of the outstanding shares of Infinity Consulting Group, Inc. ("Infinity") for 186,000 shares of the Company's common stock and $2.8 million in cash. The sellers are also entitled to contingent consideration of approximately $1.6 million, payable in cash and the Company's common stock, if certain performance targets are met over the 12-month period ending August 31, 1999. Infinity is an Indiana-based corporation engaged in the business of delivering PeopleSoft application solutions.

       MERGER WITH TRISPAN

       On February 26, 1999, AnswerThink merged with triSpan. triSpan is an Internet commerce consulting firm that provides Internet consulting, web application development and integration services. The merger was accomplished through an exchange of 689,880 shares of AnswerThink's common stock for all outstanding shares of capital stock of triSpan. Each outstanding share of common stock of triSpan was converted into 0.311 shares of AnswerThink common stock. The transaction was accounted for under the pooling-of-interests method and, accordingly, the accompanying financial statements and footnotes have been restated to include the operations of triSpan for all periods presented.

RESULTS OF OPERATIONS

       OVERVIEW. AnswerThink began operations on April 23, 1997. The operating results included in the Company's financial statements prior to April 23, 1997 represent only those of triSpan, which are presented as a result of AnswerThink's merger with triSpan in February 1999. The Company reported net income of approximately $39,000 in 1996 compared to a $12.4 million net loss in 1997 and a $31.7 million loss in 1998. The loss during 1997 was primarily attributable to the developmental nature of AnswerThink's business during its start-up phase and to a $4.0 million charge for in-process research and development technology recognized in connection with AnswerThink's acquisition of The Hackett Group. The $31.7 million net loss during 1998 was primarily the result of a one-time charge of $40.8 million. The charge represented vesting of 3,320,000 shares of common stock that had been issued to members of AnswerThink's management in connection with its formation. This charge was non-cash in nature and did not negatively impact shareholders' equity. The Company believes that such issuances were critical to its ability to attract and retain qualified personnel during AnswerThink's crucial start-up phase.

The following table sets forth, for the periods indicated, the Company's results of operations and the percentage relationship to net revenues of such results:



                                                                          For the Year Ended
                                                   ----------------------------------------------------------------
                                                   January 1, 1999          January 2, 1998        December 31, 1996
                                                   ---------------          ---------------        -----------------
                                                                (in thousands, except percentage data)
Net revenue                                       $118,156      100.0%     $ 34,500     100.0%     $11,493      100.0%
Costs and expenses:
   Project personnel and expenses                   71,890       60.8%       24,627      71.4%       6,560       57.1%
   Selling, general and administrative              38,517       32.6%       16,682      48.3%       4,909       42.7%
   Compensation related to vesting of
     common shares                                  40,843       34.6%           --        --           --         --
   Settlement costs                                     --         --         1,903       5.5%          --         --
   In-process research and development
     technology                                         --         --         4,000      11.6%          --         --
                                                  --------      -----      --------     -----      -------      -----
     Total costs and operating expenses            151,250      128.0%       47,212     136.8%      11,469       99.8%
                                                  --------      -----      --------     -----      -------      -----
(Loss) income from operations                      (33,094)     (28.0%)     (12,712)    (36.8%)         24        0.2%
Other income (expense):
   Litigation settlement                             2,500        2.1%           --        --           --         --
   Interest income (expense), net                     (738)      (0.6%)         357       1.0%          15        0.1%
                                                  --------      -----      --------     -----      -------      -----
Net (loss) income before income taxes              (31,332)     (26.5%)     (12,355)    (35.8%)         39        0.3%
Income taxes                                           325        0.3%           --        --           --         --
                                                  --------      -----      --------     -----      -------      -----
Net (loss) income                                 $(31,657)     (26.8%)    $(12,355)    (35.8%)    $    39        0.3%
                                                  --------      -----      --------     -----      -------      -----

       NET REVENUES. Net revenues increased from $11.5 million in 1996 to $34.5 million in 1997 and $118.2 million in 1998. These increases were attributable to several factors including (i) the Company's acquisitions during 1997 and 1998,
(ii) an increase in the number of clients served each year, (iii) the sale of additional projects to existing clients, and (iv) additional service offerings provided by the Company during 1997 and 1998. In addition to the factors listed above, the 1996 results included only the operations of triSpan and the 1997 results represented only eight months of activities for AnswerThink during which time it was primarily in its start-up phase.

       PROJECT PERSONNEL AND EXPENSES. Project personnel costs and expenses consist of salaries and payroll-related expenses for consultants. These costs increased to $71.9 million in 1998 from $24.6 million in 1997 and $6.6 million in 1996. The increase from 1997 to 1998 resulted from the Company's 1997 and 1998 acquisitions, the fact that 1998 included a full year of operations for AnswerThink opposed to only eight months during 1997, as well as the hiring of additional consultants to support the Company's growth and expanded service offerings. The number of consultants increased by 357 during 1998 to 741 at January 1, 1999 from 384 at January 2, 1998. Project personnel and expenses decreased as a percentage of net revenues to 60.8% during 1998 from 71.4% during 1997. This decrease was due to a decline in the average cost per consultant and a higher level of employee utilization during 1998 as a result of the Company's improved sales results and project backlog that was assumed in connection with the 1997 and 1998 acquisitions.

       The increase in project personnel and expenses from $6.6 million in 1996 to $24.6 million in 1997 was a result of hiring additional consultants to support the Company's growth and expanded service offerings and the fact that 1997 included eight months of operations of AnswerThink and 1996 included only the operations of triSpan. The number of consultants increased from 85 at December 31, 1996 to 384 at January 2, 1998. Project personnel and expenses increased as a percentage of net revenues to 71.4% during 1997 from 57.1% during 1996. This increase was due primarily to salaries incurred during AnswerThink's start-up phase during 1997.

       SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $38.5 million in 1998 compared to $16.7 million during 1997. Selling, general and administrative expenses as a percentage of net revenues decreased to 32.6% in 1998 from 48.3% during 1997. This decrease was attributable to the higher revenue levels during 1998, as well as the Company's ability to leverage its infrastructure to acquired companies. The overall increase in selling, general and administrative expenses related to an increase in salaries and benefits for functional support personnel, increased selling costs related to higher sales volume and additional amortization expense associated with the Company's acquisitions. In addition, AnswerThink incurred higher training and recruiting costs as a result of the increase in the number of consultants and higher property and facilities costs as it moved from smaller, temporary offices established during its start-up phase into larger, permanent offices during late 1997 and during the first half of 1998.

       Selling, general and administrative expenses were $16.7 million in 1997 which was 48.3% of net revenues compared to $4.9 million or 42.7% of net revenues in 1996. This increase was primarily attributable to AnswerThink's start up activities during 1997, additional support and selling costs related to higher sales volume as well as amortization expense associated with the Company's 1997 acquisitions.

       COMPENSATION RELATED TO VESTING OF COMMON SHARES. The Company recorded a charge in the first quarter of 1998 of approximately $40.8 million relating to the vesting of common shares held by seven of the Company's senior managers and one director that were subject to certain performance vesting criteria. There are no additional common shares outstanding that are subject to performance criteria for vesting.

       SETTLEMENT COSTS. Settlement costs totaled $1.9 million, or 5.5% of net revenues, in 1997. Settlement costs consisted primarily of (i) payments to certain key executives and certain other management employees of the Company relating to the obligations assumed by the Company for compensation earned during the period from December 1, 1996 to the date of AnswerThink's inception (the "Dispute Period") by such employees, and (ii) legal fees incurred in connection with the ensuing litigation.

       IN-PROCESS RESEARCH AND DEVELOPMENT TECHNOLOGY. The in-process research and development technology charge of $4.0 million during 1997 resulted from the acquisition of The Hackett Group. At the date of acquisition, there were four benchmark applications that had not met technological feasibility requirements and did not have any alternative future use and therefore the value of such applications was charged to operations.

       INTEREST INCOME (EXPENSE), NET. Net interest expense totaled $738,000 for 1998 compared to $357,000 of net interest income for 1997. Net interest expense in 1998 was related primarily to the Company's borrowings under the revolving credit facilities which were repaid upon the completion of the initial public offering in June 1998 and triSpan's redeemable subordinated notes which were outstanding from June 26, 1998 through January 1, 1999, partially offset by $680,000 of interest income earned during the year primarily from the investment of proceeds from AnswerThink's initial public offering. Net interest income for 1997 was due to interest income earned from the initial capitalization of AnswerThink which was placed in short-term investments, partially offset by $152,000 of interest expense primarily incurred during the last three months of the year attributable to borrowings under the facility used to fund the Company's acquisitions of The Hackett Group and Delphi Partners, Inc.

       INCOME TAXES. The Company recorded income tax expense in 1998 of $325,000. Although the Company reported a net loss for financial reporting purposes in 1998, for tax purposes the Company reported taxable income primarily as a result of the non-deductibility of the $40.8 million compensation expense relating to the vesting of shares. The impact of the compensation expense on the Company's effective tax rate was partially offset by the Company's reduction of its deferred tax asset valuation allowance from $4.5 million to $200,000. During 1997, the Company established a valuation allowance for the entire deferred tax asset related to the net operating loss carryforward and purchased research and development expense as a result of its limited operating history as of that time.

LIQUIDITY AND CAPITAL RESOURCES

       On May 28, 1998, AnswerThink completed an initial public offering of its common stock, which resulted in net proceeds to it of $38.5 million. At January 1, 1999, the Company had $30.0 million of cash and cash equivalents compared to $3.3 million at January 2, 1998. Prior to AnswerThink's initial public offering in May 1998, its primary source of liquidity had been its initial capitalization, operating cash flows and borrowings under its revolving credit facility. The Company has a revolving credit facility with BankBoston which allows for up to $20.0 million of borrowings. The credit facility is unsecured and contains certain restrictive covenants. There were no borrowings under this credit facility as of January 1, 1999.

       Net cash provided by operating activities was $1.7 million for the year ended January 1, 1999 compared to $10.7 million used during 1997. During the year ended January 1, 1999, the increase in cash provided by operations related primarily to the Company's earnings, excluding the effects of non-cash charges, and an increase in accrued expenses and other liabilities, partially offset by a $15.9 million increase in accounts receivable and unbilled revenue. During 1997, net cash used in operating activities was primarily attributable to the operating loss of $12.4 million.

       Net cash used in investing activities was $4.4 million for the year ended January 1, 1999 compared to $16.0 million used during 1997. The use of cash in 1998 was attributable to $2.4 million of purchases of property and equipment, $1.3 million used in the acquisition of Infinity and a net increase in short-term investments of $1 million. During 1997, the use of cash was attributable to $12.7 million for the acquisition of The Hackett Group, Inc. and Delphi, and $3.2 million to purchase computer hardware and software and telecommunications equipment.

       Net cash provided by financing activities was $29.3 million for the year ended January 1, 1999 compared to $29.8 million during 1997. During the year ended January 1, 1999, $38.6 million of cash was provided from the issuance of common stock primarily from AnswerThink's initial public offering and $1.1 million was provided from the issuance of convertible preferred stock. triSpan also issued redeemable subordinated notes with detachable warrants in the amount of $8 million. The Company used the proceeds from AnswerThink's initial public offering to repay $6.5 million in notes payable and to repay all outstanding amounts under the revolving credit facility with BankBoston. During 1997, the primary source of cash was $21.0 million raised through the issuance of convertible preferred stock and $8.7 million of borrowings under the Company's credit facilities.

       Based on the Company's current financial position and funds available under its credit facility or that may be generated from operations, the Company believes that it will be able to meet all of its currently anticipated short-term and long-term capital requirements.

YEAR 2000 READINESS

       Many existing computer programs were designed and developed without considering the impact of the upcoming change in the century and consequently use only two digits to identify a year in the date field. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000 (the "Year 2000 Issue").

       All of the Company's internal systems were implemented during 1997 and 1998. The Company has prepared an inventory of information technology and non-information technology system components and has begun to classify system components in terms of their criticality to the Company's operations. Its mission critical components, which include Oracle Financials, Personal, Time and Expense and Project Billing software modules, are considered by the vendors to be Year 2000 compliant. In December of 1998, as part of its overall Year 2000 readiness assessment effort, the Company kicked off its efforts to confirm this fact. The Company is in the process of confirming the Year 2000 compliance of its mission critical system vendors, and has targeted April 30, 1999 as the completion date for this assessment. The Company anticipates that the Year 2000 compliance of mission critical components will be confirmed in all material respects. If compliance is not successfully confirmed, the Company anticipates that components that are not compliant will be able to be fixed using software vendor release updates in connection with existing maintenance agreements that include as a component a Year 2000 remedy. The Company estimates that the cost to apply the Year 2000 release updates will not be material. The testing of critical applications will begin during the second quarter of 1999. If, as a result of this testing, further updates are required, the Company believes that all required updates will be installed and tested prior to December 31, 1999. However there can be no assurances that all required tests and updates will be completed by that date.

       As part of its overall Year 2000 program the Company plans to assess the readiness of its external business relationships on which it relies in the conduct of its business. For example, a third party vendor performs the payroll function for the Company. The Company also relies on the services of telecommunications companies, Internet service providers, banks, utilities and commercial airlines, among others. The Company is in the process of inventorying and classifying these relationships according to their criticality to the Company's operations. The Company plans to seek assurances from its material vendors and suppliers that there will be no interruption of service as a result of the Year 2000 issue, and to the extent not given, the Company intends to devise contingency plans designed to mitigate the impact on the Company's business in the event the Year 2000 issue results in the unavailability of services. There can be no assurance that any contingency plans developed by the Company will prevent any such service interruption on the part of one or more of the Company's third party suppliers from having a material adverse effect on the Company's business, operating results and financial condition. In addition, the failure on the part of the accounting systems of the Company's clients due to the Year 2000 issue could result in a delay in the payment of invoices issued by the Company for services and expenses. A failure of the accounting systems of a significant number of the Company's clients would have a material adverse effect on the Company's business, operating results and financial condition.

       The Company believes the Year 2000 Issue as it relates to its internal information technology and non-information technology system components will not have material impact on the Company's financial condition or results of operations. However, the potential failure of the systems of its external business relationships discussed above and the potential for failures at its material clients which cause the postponement or cancellation of ongoing projects could result in an interruption of normal business activities and operations and result in the cancellation of future projects. Such failures could materially and adversely affect the Company's results of operations. Due to the general uncertainty inherent in the Year 2000 Issue, resulting in part from the uncertainty of the Year 2000 readiness of external business relationships, the Company is unable to determine at this time whether the consequences of external Year 2000 failures will have a material impact on the Company's results of operations.

       The services offered by the Company do not include actual Year 2000 code remediation services. However, approximately 6% of the Company's revenues for the year ended December 31, 1998 was related to assisting clients assess Year 2000 readiness and in designing and managing the process whereby necessary remediation is accomplished. The Company's clients are ultimately responsible for the actual remediation process. However, these clients could assert that certain services performed by the Company contributed to their failure to resolve their Year 2000 issues on a timely basis. In addition, the Company's principal service offerings include software package recommendation and implementation as well as system design. These software packages are created by third parties. Further, the hardware and software components of the systems designed by the Company are created by third parties. Clients could assert that the services rendered in connection with the recommendation and installation of software packages and system design involved or are related to the Year 2000 issue. There can be no way of assuring that all such software packages and systems components will be Year 2000 compliant. Further, clients have the ability to alter and upgrade software and system components after project completion. These client activities may render these software packages or systems non-compliant. Due to the potential significance of the Year 2000 issue upon client operations, upon any failure of critical client systems or processes that may be directly or indirectly connected or related to services provided by the Company, the Company may be subjected to claims regardless of whether the failure is related to the services provided by the Company. If asserted, such claims (and the associated cost of defending such claims) could have a material adverse effect on the Company's business, results of operations and financial condition.

       The Company's policy has been to attempt to include provisions in its client contracts that, among other things, disclaim implied warranties, limit the Company's liability to the amount of fees paid by the client to the Company in connection with the project, and disclaim liability arising from third party software that is implemented or installed by the Company. There can be no assurance that the Company will be able to obtain these contractual protections in agreements concerning future projects or that any contractual provisions governing current completed projects will prevent clients from asserting claims against the Company with respect to the Year 2000 issue. There can also be no assurance that the contractual protections, if any, obtained by the Company will effectively operate to protect the Company from, or limit the amount of, any liability arising from claims asserted against the Company.

       The forgoing discussion of the Company's Year 2000 readiness contains forward looking statements including estimated timeframes and costs for addressing the known Year 2000 issues confronting the Company and is based on management's current estimates, which were derived using numerous assumptions. There can be no assurance that these estimates will be achieved and actual events and results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the ability of the Company to identify and correct all Year 2000 problems and the success of external business relationships in addressing their Year 2000 issues.

                       ANSWERTHINK CONSULTING GROUP, INC.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                            Page
                                                                                                            ----
Financial Statements of AnswerThink Consulting Group, Inc.

   Reports of Independent Certified Public Accountants                                                       10

   Consolidated Balance Sheets as of January 1, 1999 and January 2, 1998                                     12

   Consolidated Statements of Operations for the Years Ended January 1, 1999,
      January 2, 1998 and December 31, 1996                                                                  13

   Consolidated Statements of Shareholders' Equity for the Years Ended January 1, 1999,
      January 2, 1998 and December 31, 1996                                                                  14

   Consolidated Statements of Cash Flows for the Years Ended January 1, 1999,
      January 2, 1998 and December 31, 1996                                                                  15

   Notes to Consolidated Financial Statements                                                                16


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and
Shareholders of AnswerThink Consulting Group, Inc.
Miami, Florida


In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of AnswerThink Consulting Group, Inc. (the "Company") at January 1, 1999 and January 2, 1998, and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of triSpan, Inc. on February 26, 1999 in a transaction accounted for as a pooling-of-interests, as described in Note 2 to the consolidated financial statements. We did not audit the financial statements of triSpan, Inc. which statements reflect total assets of $6,945,676 and $5,783,428 as of December 31, 1998 and December 31, 1997,
respectively, and total revenues of $15,453,296 and $19,651,574 for the two years then ended. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for triSpan, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
Miami, Florida
February 26, 1999, except for
Note 16, as to which the
date is June 24, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To triSpan, Inc. and triSpan Software, Inc.:

We have audited the combined balance sheets of triSpan, Inc. (a Pennsylvania S Corporation) and triSpan Software, Inc. (a Pennsylvania S Corporation) as of December 31, 1998 and 1997, and the related combined statements of operations, shareholders' equity and cash flows for the three years in the period ended December 31, 1998 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of triSpan, Inc. and triSpan Software, Inc. as of December 31, 1998 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                        /S/ ARTHUR ANDERSEN LLP


Philadelphia, Pa.,
    February 26, 1999

                       ANSWERTHINK CONSULTING GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS



                                                                                       January 1,         January 2,
                                                                                        1999                 1998
                                                                                        ----                 ----
ASSETS
Current assets:
     Cash and cash equivalents                                                       $ 29,965,976       $  3,277,121
     Short-term investments                                                             1,000,000                 --
     Accounts receivable and unbilled revenue, net                                     32,943,585         14,249,788
     Prepaid expenses and other current assets                                          1,415,321            646,150
                                                                                     ------------       ------------
         Total current assets                                                          65,324,882         18,173,059
Property and equipment, net                                                             4,046,570          3,708,931
Other assets                                                                            3,052,384            607,473
Goodwill, net                                                                          23,585,946         11,943,610
                                                                                     ------------       ------------
         Total assets                                                                $ 96,009,782       $ 34,433,073
                                                                                     ============       ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                                $  2,869,684       $  1,685,929
     Accrued expenses and other liabilities                                            13,894,848          6,373,421
     Income taxes payable                                                               1,059,474                 --
     Current portion of borrowings under revolving credit facility                             --          1,250,000
     Current portion of notes payable                                                   2,393,611             20,764
                                                                                     ------------       ------------
         Total current liabilities                                                     20,217,617          9,330,114
                                                                                     ------------       ------------
Borrowings under revolving credit facility                                                     --          8,150,000
Notes payable                                                                           2,324,329          4,064,894
Redeemable subordinated notes                                                           4,508,811                 --
                                                                                     ------------       ------------
         Total liabilities                                                             27,050,757         21,545,008
                                                                                     ------------       ------------

Commitments and contingencies

Convertible preferred stock                                                                    --         10,040,196
                                                                                     ------------       ------------

Shareholders' equity:
     Preferred stock, $.001 par value, 1,250,000 authorized, none issued and
       outstanding                                                                             --                 --
     Common stock, $.001 par value, authorized 125,000,000 shares; issued and outstanding: 34,228,428 shares at January 1, 1999; 24,136,365 shares at
       January 2, 1998                                                                     34,229             24,137
     Additional paid-in capital                                                       113,391,771         15,363,853
     Unearned compensation                                                             (1,390,630)        (1,121,136)
     Accumulated deficit                                                              (43,076,345)       (11,418,985)
                                                                                     ------------       ------------
         Total shareholders' equity                                                    68,959,025          2,847,869
                                                                                     ------------       ------------
         Total liabilities and shareholders' equity                                  $ 96,009,782       $ 34,433,073
                                                                                     ============       ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       ANSWERTHINK CONSULTING GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                       For the Year Ended
                                                                   -------------------------------------------------------------
                                                                   January 1, 1999        January 2, 1998      December 31, 1996
                                                                   ---------------        ---------------      -----------------
Net revenues                                                        $  118,155,676          $  34,499,746        $  11,492,825
Costs and expenses:
     Project personnel and expenses                                     71,889,880             24,626,831            6,559,278
     Selling, general and administrative                                38,515,933             16,681,885            4,909,191
     Compensation related to vesting of common shares                   40,843,400                     --                   --
     Settlement costs                                                           --              1,902,608                   --
     In-process research and development technology                             --              4,000,000                   --
                                                                     -------------          -------------          -----------
         Total costs and operating expenses                            151,249,213             47,211,324           11,468,469
                                                                     -------------          -------------          -----------
     Income (loss) from operations                                     (33,093,537)           (12,711,578)              24,356
Other income (expense):
     Litigation settlement                                               2,500,000                     --                   --
     Interest income                                                       679,018                508,470               19,898
     Interest expense                                                   (1,418,021)              (151,668)              (5,280)
                                                                     -------------          -------------          -----------
Income (loss) before income taxes                                      (31,332,540)           (12,354,776)              38,974
Income taxes                                                               324,820                     --                   --
                                                                     -------------          -------------          -----------
Net income (loss)                                                    $ (31,657,360)         $ (12,354,776)         $    38,974
                                                                     =============          =============          ===========
Basic and diluted net income (loss) per common share                 $       (1.62)         $       (1.74)         $      0.05
                                                                     =============          =============          ===========
Weighted average common shares outstanding                              19,602,520              7,100,092              757,773
                                                                     =============          =============          ===========








               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       ANSWERTHINK CONSULTING GROUP, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                     Common Stock         Additional                                        Total
                                                     ------------          Paid-in       Unearned     Accumulated      Shareholders'
                                                   Shares     Amount       Capital      Compensation     Deficit          Equity
                                                   ------     ------       -------      ------------     -------          ------
Balance at January 1, 1996                          757,773   $   758    $     59,242    $        --    $    896,817   $    956,817
Net income                                               --        --              --             --          38,974         38,974
                                                 ----------   -------    ------------    -----------    ------------   ------------
Balance at December 31, 1996                        757,773       758          59,242             --         935,791        995,791
Issuance of 13,734,850 shares of common stock    13,734,850    13,735         757,879       (702,447)             --         69,167
Conversion of 1,826,634 shares of convertible
  preferred stock to common stock                 7,306,536     7,307      10,952,497             --              --     10,959,804
Issuance of 2,337,206 shares of common stock
  for business acquisitions                       2,337,206     2,337       1,858,903             --              --      1,861,240
Deferred compensation related to stock
  appreciation right conversion                          --        --       1,735,332       (464,833)             --      1,270,499
Amortization of deferred compensation expense            --        --              --         46,144              --         46,144
Net loss                                                 --        --              --             --     (12,354,776)   (12,354,776)
                                                 ----------   -------    ------------    -----------    ------------   ------------
Balance at January 2, 1998                       24,136,365   $24,137    $ 15,363,853    $(1,121,136)   $(11,418,985)  $  2,847,869
Issuance of 3,387,100 shares of common stock      3,387,100     3,388      38,643,737             --              --     38,647,125
Purchase and retirement of stock                   (889,602)     (890)     (3,247,903)            --              --     (3,248,793)
Vesting of shares                                        --        --      42,210,920     (1,045,440)             --     41,165,480
Conversion of 1,790,026 shares of convertible
  preferred stock to common stock                 7,160,104     7,160      11,132,675             --              --     11,139,835
Issuance of 434,461 shares of common stock for
  business acquisitions                             434,461       434       6,340,816             --              --      6,341,250
Issuance of warrants in connection with
  redeemable subordinated debt                           --        --       3,760,423             --              --      3,760,423
Amortization of deferred compensation expense,
  net of forfeitures                                     --        --        (812,750)       775,946              --        (36,804)
Net loss                                                 --        --              --             --     (31,657,360)   (31,657,360)
                                                 ----------   -------    ------------    -----------    ------------   ------------
Balance at January 1, 1999                       34,228,428   $34,229    $113,391,771    $(1,390,630)   $(43,076,345)  $ 68,959,025
                                                 ==========   =======    ============    ===========    ============   ============




               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       ANSWERTHINK CONSULTING GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     For the Year Ended
                                                                    ---------------------------------------------------------
                                                                     January 1, 1999     January 2, 1998    December 31, 1996
                                                                     ---------------     ---------------    -----------------
Cash flows from operating activities:
     Net income (loss)                                                $(31,657,360)       $  (12,354,776)      $     38,974
     Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities:
         Compensation charge related to vesting of shares               40,843,400                    --                 --
         In-process research and development technology                         --             4,000,000                 --
         Depreciation and amortization                                   3,718,674             1,469,247            547,160
         Deferred income taxes                                            (960,994)                   --                 --
Changes in assets and liabilities, net of effects from acquisitions:
     Increase in accounts receivable and unbilled revenue              (15,862,208)           (5,920,776)          (229,548)
     Increase in prepaid expenses and other current and non-current
       assets                                                           (1,156,839)             (930,119)           (68,112)
     Increase in accounts payable                                          460,618               804,488             28,623
     Increase (decrease) in accrued expenses and other liabilities       5,284,449             2,195,133            (85,898)
     Increase in income taxes payable                                    1,059,474                    --                 --
                                                                      ------------        --------------       ------------
              Net cash provided by (used in) operating activities        1,729,214           (10,736,803)           231,199
Cash flows from investing activities:
     Purchase of property and equipment                                 (2,409,417)           (3,241,683)          (463,120)
     Sale of property and equipment under sale/leaseback arrangement       456,040                    --                 --
     Purchases of short-term investments                                (9,650,000)                   --                 --
     Redemption, sales and maturities of short-term investments          8,650,000                    --                 --
     Cash used in acquisition of businesses, net of cash acquired       (1,258,280)          (12,728,991)                --
     Other, net                                                           (142,920)                   --                 --
                                                                      ------------        --------------       ------------
              Net cash used in investing activities                     (4,354,577)          (15,970,674)          (463,120)
Cash flows from financing activities:
     Proceeds from issuance of common stock                             38,647,125                76,748                 --
     Purchase and retirement of common stock                            (3,248,793)                   --                 --
     Proceeds from issuance of convertible preferred stock               1,099,639            21,000,000                 --
     Proceeds from revolving credit facility                             3,000,000             8,700,000                 --
     Repayment of revolving credit facility                            (12,400,000)                   --            (50,000)
     Proceeds from notes payable                                           750,000                27,333             46,614
     Repayment of notes payable                                         (6,533,753)              (26,635)           (11,654)
     Proceeds from redeemable subordinated notes                         8,000,000                    --                 --
                                                                      ------------        --------------       ------------
              Net cash provided by (used in) financing activities       29,314,218            29,777,446            (15,040)
                                                                      ------------        --------------       ------------
Net increase (decrease) in cash and cash equivalents                    26,688,855             3,069,969           (246,961)
Cash and cash equivalents at beginning of year                           3,277,121               207,152            454,113
                                                                      ------------        --------------       ------------
Cash and cash equivalents at end of year                              $ 29,965,976        $    3,277,121       $    207,152
                                                                      ============        ==============       ============

Supplemental disclosure of cash flows information:
     Cash paid for interest                                           $  1,075,168        $       26,771       $      5,280
     Cash paid for income taxes                                       $    231,119        $           --       $         --



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       ANSWERTHINK CONSULTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Nature of Business and Significant Accounting Policies

   Nature of Business

     AnswerThink Consulting Group, Inc. and its subsidiaries (the "Company" or "AnswerThink") provide integrated consulting and technology enabled solutions focused on the emerging Internet-driven electronic commerce marketplace. The Company offers a wide range of integrated solutions, including benchmarking, business process transformation, software package implementation, Internet commerce, decision support technology and Year 2000 solutions. These solutions span across multi-entity functional areas and include supply chain, sales and marketing, customer support, finance, human resources and information technology. The Company markets its services to senior executives in organizations where business transformation and technology-enabled change can have a significant competitive impact.

   Principles of Consolidation and Capitalization

     The Consolidated Financial Statements include the accounts of AnswerThink Consulting Group, Inc. and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. In February 1999, AnswerThink merged with triSpan, Inc. ("triSpan"). The merger with triSpan was accounted for using the pooling-of-interests method of accounting. All prior historical consolidated financial statements presented herein have been restated to include the financial position, results of operations, and cash flows of triSpan. Accordingly, financial information presented herein prior to AnswerThink's date of incorporation of April 23, 1997 is solely that of triSpan (See Note 2).

     On April 23, 1997, AnswerThink and its initial investors (the "Initial Investors") entered into a stock purchase agreement (the "Stock Purchase Agreement") pursuant to which AnswerThink sold 3,400,000 shares to the Initial Investors of its Class A Convertible Preferred Stock (the "Class A Preferred Stock"). Such shares of Class A Preferred Stock were sold at $6.00 per share, for total proceeds of $20.4 million. In May 1997, certain senior executives of AnswerThink purchased an additional 100,000 shares of Class A Preferred Stock at $6.00 per share. Each share of Class A Preferred Stock is convertible into four shares of common stock. Pursuant to the Stock Purchase Agreement, certain of the Initial Investors had the option to purchase an additional 100,000 shares of Class A Preferred Stock at $6.00 per share which shares were purchased on February 24, 1998.

     All preferred stock issued by AnswerThink in connection with its formation was converted, pursuant to the original terms, to shares of common stock prior to AnswerThink's initial public offering.

     In May 1998, AnswerThink completed its initial public offering (the "Offering") whereby it sold 3,324,500 shares of common stock. Net proceeds, after expenses, aggregated $38.5 million.

   Fiscal Year

     The Company's fiscal year ends on the Friday closest to December 31. The fiscal year for the Company will generally consist of a 52-week period. Fiscal years 1998 and 1997 ended on January 1, 1999 and January 2, 1998, respectively. Fiscal year 1996 ended on December 31, 1996. References to a year in these financial statements relate to a fiscal year rather than a calendar year. The fiscal year end of triSpan, which was December 31, has been conformed to that of the Company starting in fiscal year 1997.

   Cash and Cash Equivalents

     The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

                       ANSWERTHINK CONSULTING GROUP, INC.

    Short-Term Investments

     Short-term investments, consisting of interest bearing, investment-grade securities, have been classified as available-for-sale securities and are recorded at fair market value. Any unrealized holding gains or losses on available-for-sale securities are reported as a separate component of shareholders' equity until these gains or losses are realized. The difference between fair market value and cost was not material at January 1, 1999. Realized gains or losses from sales of available-for-sale securities were not material for any period presented. For the purpose of determining realized gains and losses, the cost of securities sold is based upon specific identification.

   Property and Equipment, Net

     Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets ranging from two to five years. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amount of assets sold or retired and related accumulated depreciation are removed from the accounts in the year of disposal and any resulting gains or losses are included in the statement of operations.

   Intangible Assets

     Goodwill, related to business acquisitions, is being amortized over 15 years on a straight-line basis. The Company recorded amortization expense of $1.3 million and $138,000 for the years ended January 1, 1999 and January 2, 1998, respectively. The carrying value of goodwill is subject to periodic review of realizability.

   Revenue Recognition

     The Company recognizes revenues as work is performed on a contract by contract basis, adjusted for any anticipated losses in the period in which any such losses are identified. To date, the Company has not experienced any material losses. Out-of-pocket expenses are reimbursed by clients and are offset against expenses incurred.

   Income Taxes

     The Company records income taxes using the liability method. Under this method, the Company records deferred taxes based on temporary taxable and deductible differences between the tax bases of the Company's assets and liabilities and their financial reporting bases. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized. Prior to its merger with AnswerThink, triSpan was taxed as an S Corporation and no income tax was provided as the income or loss was included in its shareholders' income tax returns.

   Net Income (Loss) Per Common Share

     Basic net income (loss) per common share is computed by dividing net income
(loss) by the weighted average number of common shares outstanding during the period. With regard to common shares issued to employees under employment agreements, the calculation includes only the vested portion of such shares. Accordingly, common shares outstanding for the basic net income (loss) per share computation is significantly lower than actual shares issued and outstanding.

     Income (loss) per share assuming dilution is computed by dividing the net income (loss) by the weighed average number of common shares outstanding, increased by the assumed conversion of other potentially dilutive securities during the period. Potentially dilutive shares were excluded from the diluted loss per share calculation for the years ended January 1, 1999 and January 2, 1998 because their effects would have been anti-dilutive to the loss incurred by the Company. Therefore, the amounts reported for basic and diluted net loss per share were the same for those years. Potentially dilutive shares which were not included in the diluted loss per share calculations as of January 1, 1999 and January 2, 1998 include 9,508,192 shares and 8,901,652 shares, respectively, of common stock issued under employment agreements and 8,928,404 shares for the period ended January 2, 1998 from the assumed conversion of the convertible preferred stock. There were no potentially dilutive shares for the year ended December 31, 1996.

                       ANSWERTHINK CONSULTING GROUP, INC.

   Concentration of Credit Risk

     The Company provides its services primarily to Fortune 1000 companies and other sophisticated buyers of IT consulting services. The Company performs ongoing credit evaluations of its major customers and maintains reserves for potential credit losses. For the years ended January 2, 1998 and December 31, 1996, three and two customers accounted for approximately 28% and 26% of net revenues, respectively. No single customer accounted for 5% or more of net revenues for the year ended January 1, 1999.

   Management's Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Recent Accounting Pronouncements

     On January 1, 1999, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. Since AnswerThink only has one business segment, which is providing consulting services to its clients, the adoption of SFAS 131 did not have an effect on the Company's financial statements.

   Reclassifications

     Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation.


2.   Merger With triSpan

     On February 26, 1999, the Company exchanged 689,880 shares of its common stock for all the outstanding shares of common stock of triSpan. The merger with triSpan was accounted for using the pooling-of-interests method of accounting. All prior historical consolidated financial statements presented herein have been restated to include the financial position, results of operations, and cash flows of triSpan. The financial position, results of operations and cash flows of the Company prior to April 23, 1997 are solely those of triSpan.

Separate results of AnswerThink and triSpan for the years prior to the consummation of the merger are as follows:

                                          AnswerThink     TriSpan         Combined
                                          -----------     -------         --------
     Year ended January 1, 1999
       Total revenue                    $102,702,380     $15,453,296    $118,155,676
       Net loss                         $(28,925,688)    $(2,731,672)   $(31,657,360)
     Year ended January 2, 1998
       Total revenue                    $ 14,848,172     $19,651,574    $ 34,499,746
       Net loss                         $(12,090,452)    $  (264,324)   $(12,354,776)
     Year ended December 31, 1996
       Total revenue                    $         --     $11,492,825    $ 11,492,825
       Net income                       $         --     $    38,974    $     38,974


                       ANSWERTHINK CONSULTING GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


3.   Acquisitions and Investing Activities

     On August 1, 1997, the Company acquired Relational Technologies, Inc., ("RTI") an Atlanta, Georgia, based information technology consulting and Oracle software implementation company for 1,220,700 shares of common stock issued to RTI's stockholders valued at approximately $610,000.

     On October 13, 1997, the Company acquired all of the outstanding shares of The Hackett Group, Inc. ("Hackett"), an Ohio based consulting firm specializing in benchmarking and process transformation primarily to Fortune 500 companies. The original purchase price payable to the sole stockholder of Hackett consisted of approximately $6.5 million in cash, a $5.1 million promissory note and 444,000 shares of common stock valued at approximately $355,000. The note and the shares were subject to certain earn-out provisions. The note was payable in three separate installments. As of January 2, 1998, the Company had recorded $3.8 million bearing interest at a rate of 12% per annum, for additional purchase consideration under the note due to the seller on March 31, 1998 based on achievement of earnings targets for 1997. On March 12, 1998, the Company entered into an amendment with the sole stockholder of Hackett to waive the remaining earn-out provisions and to extend the due date on the $3.8 million note obligation owed to such stockholder from March 31, 1998 to the earlier of the completion of a public offering of shares by the Company or January 15, 1999. In connection with such amendment, the Company recorded additional goodwill amounting to $3.1 million comprised of notes payable to shareholders totaling $1.4 million, accrued expenses and other liabilities of $338,000 and shareholders' equity of $1.3 million. The $3.8 million note was paid-off in June 1998 upon the completion of the Company's initial public offering. The second installment obligation of $497,000 is due March 31, 1999, and the third installment obligation of $896,000 is due March 31, 2000. The obligations for the second and third installment payments bear interest at a rate of 8% per annum.

     A significant portion of the purchase price for the Hackett acquisition was allocated to in-process research and development technology, resulting in a $4.0 million charge to the Company's operations in the quarter ended January 2, 1998. These charges were valued using a risk adjusted cash flow model, under which projected income and expenses attributable to the purchased technology were identified, and potential income streams were discounted for risks and uncertainties, including the stage of development of the technology, viability of target markets, rapidly changing nature of the industry and other factors.

     On November 12, 1997, the Company acquired all of the outstanding shares of Delphi Partners, Inc. ("Delphi") for approximately $7.4 million in cash plus 560,000 shares of the Company's common stock valued at $840,000. The sellers are also entitled to contingent consideration of up to a maximum of $2.5 million to be paid by April 30, 1999 based on the achievement of certain pre-tax profit targets as defined. Delphi is an information systems consulting services firm focused primarily on applications developed by PeopleSoft, Inc.

     On May 20, 1998, the Company acquired all the outstanding shares of Legacy Technology, Inc. ("Legacy") for $2.6 million in promissory notes, which were paid-off during June 1998, plus 248,461 shares of the Company's common stock valued at $3.0 million. The sellers are also entitled to contingent consideration of approximately $1.3 million, payable in cash and the Company's common stock, if certain performance targets are met over the 12-month period ending April 30, 1999. Legacy is a Massachusetts-based provider of decision support and data warehouse solutions to Fortune 1000 companies.

     On September 30, 1998, the Company acquired all the outstanding shares of Infinity Consulting Group, Inc. ("Infinity") for 186,000 shares of the Company's common stock valued at $3.4 million and $2.8 million in cash. The sellers are also entitled to contingent consideration of approximately $1.6 million, payable in cash and the Company's common stock, if certain performance targets are met over the 12-month period ending August 31, 1999. Infinity is an Indiana-corporation engaged in the business of delivering PeopleSoft application solutions.

     The results of operations of the acquired companies are included in the Company's consolidated results of operations from the respective dates of acquisition. Contingent consideration, to the extent earned, is recorded as additional goodwill.

                       ANSWERTHINK CONSULTING GROUP, INC.

     The aggregate consideration for the above acquisitions treated as purchases has been allocated to the assets and liabilities acquired based upon their respective fair values. The components of the purchase price allocation for the 1998 and 1997 acquisitions, including contingent consideration earned, fees and expenses, are as follows:

                                                                                            1998              1997
                                                                                        Acquisitions      Acquisitions
                                                                                        ------------      ------------
   Fair value of net assets acquired (primarily accounts receivable)
     excluding cash acquired                                                             $  574,181      $  1,920,602
   Goodwill                                                                               9,607,849        15,154,709
   In-process research and development technology                                                --         4,000,000
   Common stock issued                                                                   (6,341,250)       (3,203,320)
   Note payable-earned additional purchase consideration                                         --        (3,750,000)
   Notes payable issued to shareholders                                                  (2,582,500)       (1,393,000)
                                                                                         ----------      ------------
   Cash used in acquisitions of businesses, net of cash acquired                         $1,258,280       $12,728,991
                                                                                         ==========       ===========

     The following information presents the unaudited pro forma condensed results of operations for the years ended January 1, 1999 and January 2, 1998 as if the Company's acquisitions of RTI, Hackett, Delphi, Legacy and Infinity had occurred on January 1, 1997. For fiscal year 1998, pro forma adjustments include additional amortization expense and interest expense of $314,000 and $72,000, respectively. The 1997 fiscal period includes $1.3 million and $1.0 million of additional amortization expense and interest expense, respectively. The pro forma results are presented for informational purposes only and are not necessarily indicative of the future results of operations of the Company or the results of operations of the Company had the acquisitions occurred on January 1, 1997.

   Pro Forma Results of Operations (unaudited)                            Year Ended
                                                                --------------------------------
                                                                January 1, 1999  January 2, 1998
                                                                ---------------  ---------------

   Net revenues                                                   $ 126,809,444    $ 65,447,395
   Net loss                                                       $ (30,838,356)   $(11,237,730)
   Net loss per common share--basic and diluted                   $       (1.55)   $      (1.24)


4.   Property and Equipment

     Property and equipment consists of the following:

                                                  January 1,      January 2,
                                                    1999             1998
                                                    ----             ----
   Equipment                                     $ 5,264,544     $ 3,902,410
   Furniture and fixtures                            833,560         770,795
   Leasehold improvements                            791,902         209,870
                                                 -----------     -----------
                                                   6,890,006       4,883,075
   Less accumulated depreciation                  (2,843,436)     (1,174,144)
                                                 -----------     -----------
                                                 $ 4,046,570     $ 3,708,931
                                                 ===========     ===========

     Depreciation expense for the years ended January 1, 1999, January 2, 1998 and December 31, 1996 was $1,739,265, $730,004 and $216,367, respectively.

                       ANSWERTHINK CONSULTING GROUP, INC.

5.   Accrued Expenses and Other Liabilities

     Accrued expenses and other liabilities consists of the following:

                                                     January 1,      January 2,
                                                       1999             1998
                                                     ----------      ----------

     Accrued compensation and benefits               $ 9,229,747     $ 4,247,827
     Deferred revenue                                  1,817,699         590,171
     Employee stock purchase plan payable              1,372,126              --
     Other accrued expenses                            1,475,276       1,535,423
                                                     -----------     -----------
                                                     $13,894,848     $ 6,373,421
                                                     ===========     ===========

6.   Borrowings Under Revolving Credit Facilities

     The Company has a $20 million revolving credit facility (the "Credit Facility") which expires in November 7, 2000. Borrowings under this Credit Facility bear interest at varying rates, principally LIBOR plus 1.25-2.25%. The Company's obligation under the Credit Facility is unsecured. The total amount outstanding as of January 2, 1998 was $8,150,000 with a weighted average interest rate of 8.5%. No borrowings were outstanding under this Credit Facility as of January 1, 1999. The Credit Facility contains, among other things, the maintenance of certain financial covenants such as a minimum level of tangible net worth, maximum leverage ratio, and minimum ratio of earnings to interest expense.


7.   Notes Payable

     Notes payable consists of notes payable to shareholders and term notes payable to banks as follows:

                                                January 1,      January 2,
                                                   1999           1998
                                                   ----           ----
     Notes payable to shareholders             $ 4,093,000    $ 4,050,000
     Term notes payable to banks                   624,940         35,658
                                               -----------    -----------
                                                 4,717,940      4,085,658
     Less current portion                       (2,393,611)       (20,764)
                                               -----------    -----------
     Long-term portion                         $ 2,324,329    $ 4,064,894
                                               ===========    ===========

     The shareholder notes are payable in March 1999 and 2000 and bear interest ranging from 0% to 8% per annum. The term notes, issued by triSpan, are payable in monthly installments through March 2002 and bear interest ranging from 7.4% to 9.95% per annum. The shareholder and term notes are unsecured.

     At January 1, 1999, notes payable mature in the following fiscal years:

    1999                                 $2,393,611
    2000                                  2,089,954
    2001                                    187,500
    2002                                     46,875
                                         ----------
                                         $4,717,940
                                         ==========

                       ANSWERTHINK CONSULTING GROUP, INC.

8.   Redeemable Subordinated Notes

     On June 26, 1998, triSpan received $8 million from the issuance of Redeemable Subordinated Notes ("Subordinated Notes"). The Subordinated Notes bear interest at 8%, which is due quarterly. The principal on the Subordinated Notes is due on June 26, 2003.

     In connection with the issuance of the Subordinated Notes, triSpan also issued detachable warrants to purchase 338,011 shares of common stock with an exercise price of $3.86 per share to the holders of the Subordinated Notes. The warrants expire on June 26, 2005. Using the Black-Scholes model, the estimated fair value of the warrants was calculated at $3,760,423 and was recorded as a reduction in the carrying amount of the Subordinated Notes, with a corresponding increase in shareholders' equity. The discount on the Subordinated Notes is being recorded as additional interest expense over the term of the Subordinated Notes. During 1998, the Company recorded $242,260 of interest expense relating to the amortization of the discount. The Subordinated Notes were repaid when triSpan and AnswerThink merged resulting in an extraordinary loss on early extinguishment of debt, net of taxes, of $2,112,591.


9.   Lease Commitments

     The Company has operating lease agreements for its premises and certain computer equipment that expire on various dates through 2004. The operating lease agreements for premises are subject to escalation. Rent expense for the years ended January 1, 1999, January 2, 1998 and December 31, 1996, was approximately $2,764,000, $929,000 and $554,000, respectively. The Company recorded a deferred rent liability of approximately $100,000 and $101,000 at January 1, 1999 and January 2, 1998, respectively, relating to annual rent escalations.

     Future minimum lease commitments under noncancelable operating leases having a remaining term in excess of one year at January 1, 1999, are as follows:

     1999                                   $ 2,843,759
     2000                                     2,154,215
     2001                                     1,538,948
     2002                                     1,518,439
     2003 and thereafter                        905,525
                                            -----------
          Total minimum lease payments      $ 8,960,886
                                            ===========


10.   Income Taxes

     The components of the provision for income taxes are as follows:

                                                   Year Ended
                                   -------------------------------------------
                                   January 1,      January 2,     December 31,
                                      1999            1998            1996
                                   ----------      ----------     ------------
     Current tax expense
         Federal                   $ 1,021,700        $ --            $ --
         State                         264,114          --              --
                                   -----------        ----            ----
                                     1,285,814          --              --

     Deferred tax benefit
         Federal                      (934,614)         --              --
         State                         (26,380)         --              --
                                   -----------          --              --
                                      (960,994)         --              --
                                   -----------        ----            ----

     Income taxes                  $   324,820        $ --            $ --
                                   ===========        ====            ====

                       ANSWERTHINK CONSULTING GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


     A reconciliation of the Federal statutory tax rate with the effective tax rate is as follows:

                                                                                  Year Ended
                                                                     ------------------------------------------
                                                                     January 1,      January 2,   December 31,
                                                                        1999            1998          1996
                                                                        ----            ----          ----
     U.S. statutory rate                                               (35.0)%         (35.0)%          --
     State income taxes, net of Federal income tax benefit               0.5 %           --             --
     Non cash compensation                                              49.4 %           --             --
     Valuation allowance                                               (14.7)%          35.0 %          --
     Other                                                               0.8 %           --             --
                                                                      ------           -----           ----
     Effective rate                                                      1.0 %           --             --
                                                                      ------           -----           ----

     The components of the net deferred income tax asset are as follows:

                                                     January 1,    January 2,
                                                       1999           1998
                                                       ----           ----
     Deferred income tax assets:
         Purchased research and development         $ 1,519,455   $ 1,629,973
         Net operating loss carryforward                    --      3,134,450
         Allowance for doubtful accounts                 67,235            --
                                                    -----------   -----------
                                                      1,586,690     4,764,423
         Valuation allowance                           (202,489)   (4,549,212)
                                                    -----------   -----------
                                                      1,384,201       215,211
     Deferred income tax liabilities:
         Depreciation and amortization                 (184,489)     (215,211)
         Other items                                   (238,718)          --
                                                    -----------   -----------
                                                       (423,207)     (215,211)
                                                    -----------   -----------
     Net deferred income tax asset                  $   960,994   $        --
                                                    ===========   ===========


     A deferred tax asset of $961,000 is included in other assets in the accompanying consolidated balance sheet at January 1, 1999.

     As of January 1, 1999, the Company had established a valuation allowance in the amount of $202,000 to reduce deferred income tax assets related to state income tax loss carryforwards. As of January 2, 1998, the Company had a valuation reserve of $4.5 million which represented the entire amount of the deferred tax asset attributable to the Company's net operating loss carryforward. This allowance was established in light of the Company's limited operating history as of that time.


11.   Shareholders' Equity

   Common Stock Subject to Vesting Requirements

     As of January 1, 1999 the Company had outstanding common stock totaling 9,349,950 that are subject to certain vesting criteria. AnswerThink sold the shares to its employees at nominal purchase prices per share in connection with AnswerThink's formation in 1997. Each employee executed an employment agreement or a stock agreement with the Company providing for, among other things, the manner in which the shares will vest. In general, a certain percentage of shares will begin to vest upon the second anniversary from the purchase date of such shares and will become fully vested either by the fourth or sixth anniversary from the purchase date so long as the holder remains an employee.

                       ANSWERTHINK CONSULTING GROUP, INC.

     In addition, certain of AnswerThink's employees and one director purchased 3,520,000 shares of common stock that were subject to performance vesting criteria in connection with AnswerThink's formation in 1997. The Company recorded a charge of approximately $40.8 million during the first quarter of 1998 relating to the accelerated vesting of these shares pursuant to agreements dated as of March 27, 1998 by and among the relevant stockholders, AnswerThink and its Board of Directors. Pursuant to terms of the agreement, vesting was accelerated for 3,320,000 shares in the first quarter of 1998 based on the AnswerThink's results to date and the expectation of completion of AnswerThink's initial public offering during the second quarter of 1998. The remaining 200,000 shares were cancelled as part of the agreements. There are no additional shares outstanding that are subject to performance criteria for vesting.

     Shares of common stock subject to vesting requirements were issued in connection with the acquisitions of RTI, Hackett, and Delphi to the employees of those companies. Employees of the acquired companies vest in these shares over periods up to five years. The market value of the stock at the time of grant was recorded as unearned compensation in a separate component of shareholders' equity and amortized as compensation expense ratably over the vesting periods. At January 1, 1999 and January 2, 1998, 920,350 shares and 931,650 shares, respectively, of such unvested stock were issued and outstanding.

   Common Stock Redemption Agreement

     During May 1998, triSpan entered into a Stock Redemption Agreement (the "Redemption Agreement") with one of triSpan's shareholders (the "Seller"). triSpan redeemed 378,886 shares of its common stock for $2.6 million. In addition, the Seller received a contingent payment of $604,000 in accordance with the terms of the Redemption Agreement, representing a portion of the litigation settlement (see Note 14). The total amount paid to the Seller of $3.2 million has been recorded by the Company as a purchase and retirement of common stock.

   Distribution in Lieu of Bonus

     During 1998, triSpan paid distributions in lieu of bonuses totalling $1.1 million which have been reflected in selling, general and administrative expenses in the consolidated financial statements.

   Stock Plans

     Effective July 1, 1998, the Company adopted an Employee Stock Purchase Plan to provide substantially all employees who have completed three months of service as of the beginning of an offering period, as defined, an opportunity to purchase shares of its common stock through payroll deductions, up to 10% of eligible compensation. Participant account balances are used to purchase shares of stock at the lesser of 85 percent of the fair market value of shares on the first trading day of the offering period or on the last trading day of such offering period. The aggregate fair market value, determined as of the first trading date of the offering period, as to shares purchased by an employee may not exceed $25,000 annually. The Employee Stock Purchase Plan expires on July 1, 2008. A total of 750,000 shares are available for purchase under the plan. As of January 1, 1999, 80,493 shares of the Company's common stock were due to be issued under the plan.

     On June 25, 1998, triSpan adopted the 1998 Nonqualified Stock Option Plan (the "1998 Plan") for triSpan employees. The option term is ten years. triSpan is authorized to grant options for up to 171,000 shares of common stock under the 1998 plan. The exercise prices and vesting terms are determined by the Board of Directors; however, the exercise price may not be less than the fair market value of the common stock at the option grant date, as determined by the Board of Directors.

     On May 5, 1998, the Company adopted a stock option plan (the "Stock Option Plan") under which certain employees may be granted the right to purchase shares of common stock at not less than 100% of the fair market value on the date of grant. The maximum option term is ten years. The Company has reserved an aggregate of 10,000,000 shares of common stock for issuance under the plan. Stock options may be exercised only to the extent they have vested in accordance with provisions determined by the Board of Directors.

     triSpan maintained a Stock Appreciation Right Plan (the "SAR Plan") for triSpan employees until December 30, 1997. The total value of stock appreciation rights granted through December 30, 1997 was $1,532,000 based upon the value established under an annual revenue growth formula. Based on vesting schedules, the Company recorded cumulative deferred compensation expense under the SAR Plan of $1,151,000 through January 2, 1998.

     Effective December 30, 1997, triSpan terminated the SAR Plan and replaced it with the 1997 Nonqualified Stock Option Plan ("1997 Plan"). triSpan is authorized to grant options for up to 622,000 shares of common stock under the 1997 Plan. The option term is ten years. In consideration for the obligations due to employees for stock appreciation rights surrendered, triSpan issued options to purchase 132,894 shares of common stock at an exercise price and vesting terms identical to the surrendered rights. The

                       ANSWERTHINK CONSULTING GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


$1,151,000 liability recorded for the SAR Plan through December 30, 1997 was reclassified to additional paid-in capital. The difference between the $1,151,000 SAR Plan liability and the $1,735,000 fair market value of the options issued was recorded as additional deferred compensation in the amount of $465,000 for unvested options and compensation expense in the amount of $119,000 for vested options.

     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its option plans. Accordingly, no compensation expense has been recognized other than in connection with the options issued under the 1997 Plan to settle the SAR Plan termination. Under SFAS No. 123, compensation cost for the Company's stock-based compensation plans would be determined based on the fair value at the grant dates for awards under those plans. Had the Company adopted SFAS No. 123 in accounting for fixed stock option plans, the Company's consolidated net loss and net loss per share for the year ended January 1, 1999 would have been reduced to the pro forma amounts indicated as follows:

                                                                   Year Ended
                                                                 January 1, 1999
                                                                 ---------------
    Net loss
         As reported                                              $ 31,657,360
         Pro forma                                                $ 33,350,486
    Basic and diluted net loss per common share
         As reported                                              $       1.62
         Pro forma                                                $       1.70

     The pro forma net loss for the year ended January 2, 1998 reflecting compensation cost for options issued in 1997 was not materially different than the net loss as reported.

     The following assumptions were used by the Company to determine the fair value of stock options granted using the Black-Scholes options-pricing model:

                                           Year Ended January 1, 1999       Year Ended January 2, 1998
                                         ------------------------------    ----------------------------
                                         Stock Option     1998 Plan and     Stock Option
                                            Plan            1997 Plan           Plan          1997 Plan
                                         ------------     -------------    ---------------    ---------
    Expected volatility                      65.0%             0.0%             0.0%             0.0%
    Average expected option life            4 years          5 years          10 years          5 years
    Risk-free rate                           6.0%          4.0% - 5.8%          6.0%             5.8%
    Dividend yield                           0.0%              0.0%             0.0%             0.0%

     Stock option activity under the Company's stock option plan is summarized as follows:


                                                         Year Ended January 1, 1999         Year Ended January 2, 1998
                                                         --------------------------         --------------------------
                                                                             Weighted                           Weighted
                                                                             Average                            Average
                                                             Shares        Exercise Price       Shares        Exercise Price
                                                             ------        --------------       ------        --------------
    Outstanding at beginning of year                         885,067         $   3.78                --          $   --
        Granted                                            2,486,519            13.46           908,667            3.75
        Exercised                                                 --               --                --              --
        Canceled                                            (425,324)            7.39           (23,600)           2.50
                                                           ---------         --------           -------          ------
    Outstanding at end of year                             2,946,262         $  11.43           885,067          $ 3.78
                                                           =========         ========           =======          ======
    Weighted average grant date fair value of options
      granted during the year                              $    7.14                            $   .18
                                                           ---------                            -------


     No options were exercisable as of January 1, 1999.

                       ANSWERTHINK CONSULTING GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


     The following table summarizes information about the Company's stock options outstanding at January 1, 1999:

                                            Options Outstanding
                                            -------------------
                                             Weighted Average
                                 Number         Remaining      Weighted Average
   Range of Exercise Prices    Outstanding   Contractual Life  Exercise Price
   ------------------------    -----------   ----------------  --------------
   $ 2.50 to $ 2.88             822,309           8.5          $      2.51
   $ 4.66                        17,088           6.0                 4.66
   $ 6.00 to $ 8.00             495,785           8.8                 7.03
   $ 9.97 to $12.00             373,705           9.2                11.90
   $17.25 to $17.56             307,679           9.6                17.44
   $18.06 to $19.38             690,946           9.4                18.38
   $21.50 to $21.63             166,980           9.4                21.56
   $26.88                        71,770          10.0                26.88
                              ---------          ----          -----------
                              2,946,262           9.0          $     11.43
                              =========          ====          ===========


12.  Convertible Preferred Stock

     Holders of Class A Convertible Preferred Stock were entitled to a $6.00 liquidation preference per share in the event of liquidation, dissolution or winding up of the Company. Each share of Class A Convertible Preferred Stock was convertible on a four-for-one basis to Common Stock and was entitled to non-cumulative dividends if and when declared by the Board of Directors. Holders of Class A Convertible Preferred Stock had certain redemption rights defined in the Amended and Restated Articles of Incorporation but did not have preemptive rights.

     On March 5, 1998, the Company issued 16,666 shares of Class B Convertible Preferred Stock with a liquidation value of $30.00 per share to an affiliate of BankBoston at a price of $30.00 per share. Each share of Class B Convertible Preferred Stock was convertible into four shares of Common Stock. The Class B Convertible Preferred Stock contained the same redemption provisions as the Class A Convertible Preferred Stock. To the extent not redeemed or converted, remaining shares of the Class A Convertible Preferred Stock would have been redeemed at their liquidation value on April 22, 2004.

     In May 1998, 1,790,026 shares (the entire outstanding amount) of the Company's Convertible Preferred Stock totaling $11.1 million were converted on a four-for-one basis into 7,160,104 shares of common stock, pursuant to the original terms.


13.  Settlement Costs

     Certain of the Company's key executives and other management employees resigned from an international accounting firm during the first quarter of 1997. The accounting firm initiated litigation in connection with such resignations and the formation of the Company arising out of activities alleged to have constituted a breach of non-competition and non-solicitation obligations. This litigation was settled, and the Company, its key executives, certain other management employees and certain of its shareholders were subject to certain provisions contained in the Settlement Agreement through its expiration date of December 31, 1998.

     Settlement costs incurred during the year ended January 2, 1998 consist primarily of payments to certain key executives and certain other management employees of the Company relating to the obligations assumed by the Company for compensation earned during the period from December 1, 1996 to April 23, 1997 by such employees and legal fees incurred in connection with the ensuing litigation.

                       ANSWERTHINK CONSULTING GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


14.  Litigation

     The Company is involved in legal proceedings, claims, and litigation arising in the ordinary course of business. In the opinion of management, the final disposition of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

     In July 1998, the Company settled litigation in which they were the plaintiffs in a lawsuit over tradename infringement. Pursuant to the settlement agreement, the Company received $2,500,000 in cash.


15.  Related Party Transaction

     The Company purchases most of its computer hardware and software from a distributor that is owned in part by three senior executives and directors of the Company. During the years ended January 1, 1999 and January 2, 1998, the Company purchased from this distributor approximately $1.7 million and $1.5 million, respectively.


16.  Subsequent Event

     On June 24, 1999, the Company entered into an Agreement and Plan of Merger with Think New Ideas, Inc. (the "Merger Agreement"). Under the Merger Agreement, the Company would be merged with and into Think New Ideas and each issued and outstanding share of Think New Ideas common stock will be converted into and exchanged for 0.70 shares of the Company's common stock (collectively, the "Merger"). The Merger is intended to be qualified as a tax-free reorganization and to be accounted for as a pooling-of-interests. The Merger is subject to approval by Think New Ideas' shareholders. Also, AnswerThink's shareholders must approve the issuance of the common stock being offered as consideration in connection with the Merger. Accordingly, no assurance can be given that the Merger will occur as contemplated.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL DATA AND EXHIBITS


    Exhibit No.           Description
    -----------           -----------

    23.1                  Consent of PricewaterhouseCoopers LLP.

    23.2                  Consent of Arthur Andersen LLP.

    27.1                  Restated Financial Data Schedule (filed electronically only with the
                          SEC)

                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ANSWERTHINK CONSULTING GROUP, INC.


Date:  August 12, 1999       By: /s/ John F. Brennan
                                  ----------------------------------------------
                                  John F. Brennan
                                  Executive Vice President
                                  and Chief Financial Officer

                                INDEX TO EXHIBITS


    Exhibit No.   Description
    -----------   -----------

    23.1          Consent of PricewaterhouseCoopers LLP.

    23.2          Consent of Arthur Andersen LLP.

    27.1          Restated Financial Data Schedule (filed electronically only with the
                  SEC)